Exhibit 99.3

EXECUTION VERSION

VOTING AGREEMENT

by and among

ANVC Holding Corp.

and

the Shareholders named herein

dated as of November 4, 2013

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of November 4, 2013, by and among ANVC Holding Corp., a Delaware corporation (“Parent”) and the undersigned shareholders (each a “Shareholder” and collectively, the “Shareholders”) of Anaren, Inc. (the “Company”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 4, 2013, by and among Parent, ANVC Merger Corp., a New York corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Shareholder owns of record and “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (including entitlement to dispose of (or to direct the disposition of) and have the right to vote (or to direct the voting of)) the number of shares of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company as set forth across from such Shareholder’s name on Schedule A hereto (collectively, such shares of Company Stock owned by all Shareholders, together with any other shares of Company Stock acquired by such Shareholder until the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the “Shareholder Owned Shares”);

WHEREAS, simultaneously herewith, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Shareholders are executing this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Other Definitions.  For purposes of this Agreement:

(a)        “Representative” means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representative of such Person.

(b)        “Shareholder Owned Shares Proposal” means any inquiry, indication of interest or request (I) to effect a transaction of the nature described in Section 3.1(a)(i) – (xi) (other than the Transactions), or (II) for non-public information of the Company (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its Subsidiaries) with respect to, or that would reasonably be expected to lead to, the making, submission or announcement of, any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any transaction or series of transactions (other than the Transactions) involving the Shareholder Owned Shares, including any Transfer thereof.

ARTICLE II

VOTING AGREEMENT AND GRANT OF PROXY

Section 2.1       Agreement to Vote the Shareholder Owned Shares.

(a)        Subject to Section 2.1(b) of this Agreement, from and after the date hereof, at any meeting of the Company’s shareholders (or any adjournment or postponement thereof), however called:

(i)         the Shareholders shall vote (or cause to be voted) in person or by proxy all of the Shareholder Owned Shares:

(1)        in favor of the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company shareholders, in furtherance thereof);

(2)        against any action, proposal, transaction or agreement that is intended, or would reasonably be expected, directly or indirectly, to result in (i) a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement or of the Shareholders set forth in this Agreement, or (ii) any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled; and

(3)        against the following actions or proposals (other than as contemplated by Section 1(a)(i)(1) hereof):  (A) any Acquisition Proposal or any other action, proposal, agreement or transaction made in opposition to or in competition with the Merger or the Merger Agreement; (B) any change in the individuals who constitute the board of directors of the Company (other than as contemplated by the Merger Agreement) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; (C) any material change in the present capitalization or dividend policy of the Company or any amendment of the Company’s certificate of incorporation or bylaws (unless approved by Parent) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; (D) any proposal for any recapitalization, material business transaction, reorganization, liquidation, winding up of the Company, dissolution, amalgamation, consolidation, merger, sale of assets or other business combination between the Company and any other Person, or any other action or transactions involving the Company (other than the Merger); (E) any other material change in the Company’s corporate structure or business that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; or (F) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger.

(b)        In connection with any vote contemplated by this Section 2.1 of this Agreement, the Shareholders shall cause all of the Shareholder Owned Shares to be duly counted for purposes of determining that a quorum is present and shall comply with all necessary procedures in connection with recording the results of such vote (including adhering to any and all shareholder requirements relating to attendance of the shareholder meeting and voting thereat, granting proxies and the voting thereof, and written consents, as applicable).  Each Shareholder represents and warrants that it has not entered into, and agrees not to enter into at any time prior to the termination of this Agreement, any agreement or commitment with any Person the effect of which would violate or be inconsistent with the provisions and agreements set forth in this Agreement.

Section 2.2       Proxy.

(a)        In furtherance of each Shareholder’s agreement in Section 2.1 of this Agreement, but subject to Section 2.2(c), such Shareholder hereby appoints Parent and Parent’s designees, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote all Shareholder Owned Shares owned by such Shareholder (at any meeting of the Company’s shareholders or any adjournment or postponement thereof, however called), or to execute one or more written consents in respect of such Shareholder Owned Shares:

(i)         in favor of the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company shareholders, in furtherance thereof);

(ii)        against any action, proposal, transaction or agreement that is intended, or would reasonably be expected, directly or indirectly, to result in (i) a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement or of the Shareholders set forth in this Agreement, or (ii) any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled; and

(iii)        against the following actions or proposals (other than as contemplated by Section 1(a)(i)(1) hereof):  (A) any Acquisition Proposal or any other action, proposal, agreement or transaction made in opposition to or in competition with the Merger or the Merger Agreement; (B) any change in the individuals who constitute the board of directors of the Company (other than as contemplated by the Merger Agreement) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; (C) any material change in the present capitalization or dividend policy of the Company or any amendment of the Company’s certificate of incorporation or bylaws (unless approved by Parent) that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; (D) any proposal for any recapitalization, material business transaction, reorganization, liquidation, winding up of the Company, dissolution, amalgamation, consolidation, merger, sale of assets or other business combination between the Company and any other Person, or any other action or transactions involving the Company (other than the Merger); (E) any other material change in the Company’s corporate structure or business that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger; or (F) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger.

(b)        Such proxy shall (A) be valid until the termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof and (B) automatically terminate upon the termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof.  Each Shareholder represents that any and all other proxies heretofore given in respect of the Shareholder Owned Shares owned by such Shareholder are revocable, and that such other proxies have been revoked.  Each Shareholder affirms that the foregoing proxy is: (x) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of such Shareholder’s duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be valid prior to termination of this Agreement or as otherwise provided in Article VI hereof.  All authority herein conferred shall survive the death or incapacity of each Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Shareholder.

(c)        Notwithstanding the grant of such proxy, each Shareholder may vote its Shareholder Owned Shares strictly in accordance with Section 2.1 at any meeting of the Company’s shares (or any adjournment or postponement thereof), by proxy or otherwise.

ARTICLE III

STANDSTILL AND NO-SHOP

Section 3.1       Standstill.

(a)        Each of the Shareholders hereby agrees that, from and after the date hereof until the earlier of the Effective Time of the Merger and the termination of the Merger Agreement, such Shareholder shall not, directly or indirectly, unless (i) specifically requested by Parent or (ii) expressly contemplated by the terms of this Agreement or the Merger Agreement:

(i)         sell, transfer, tender, pledge, encumber, assign, hypothecate, distribute, grant, gift, encumber, assign or otherwise dispose of (whether by merger, operation of Law or otherwise) (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, the record or beneficial ownership or both or voting power, of any or all of the Shareholder Owned Shares;

(ii)        enter into any voting agreement, proxy, consent or power of attorney with respect to, or deposit into a voting trust, the Shareholder Owned Shares;

(iii)       enter into any short sale with respect to the Common Stock or substantially identical property or enter into or acquire an offsetting derivative contract with respect to the Shareholder Owned Shares or substantially identical property;

(iv)       transfer any of the economic interest in the Shareholder Owned Shares or enter into any transaction that has such effect;

(v)        acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any assets of the Company or any subsidiary or division thereof;

(vi)       make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company (including by making publicly known such Shareholder’s position on any matter presented to shareholders), other than to recommend that shareholders of the Company vote in favor of the Merger and the Merger Agreement;

(vii)      submit to the Company any shareholder proposal under Rule 14a-8 under the Exchange Act;

(viii)      make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving an acquisition of the Company’s securities or assets;

(ix)       form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

(x)        seek, in any way which may be reasonably likely to require, involve or trigger public disclosure of such request pursuant to applicable Law, to have any provision of this Section 3.1 amended, modified or waived;

(xi)       otherwise take, directly or indirectly, any actions with the purpose of avoiding or circumventing any provision of this Section 3.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or such Shareholder’s ability to perform its obligations under this Agreement.

Notwithstanding the foregoing, the following Transfers are expressly permitted under this Agreement (each such Transfer, a "Permitted Transfer"): (i) a pledge of Shareholder Owned Shares required under any credit facility in existence on the date hereof if such transferee agrees in writing reasonably satisfactory to the Parent to be bound and subject to the terms and provisions of this Agreement, (ii) Transfers to a family member of a Shareholder (or to a trust for the benefit of a family member) or to a charitable organization if (x) the Shareholder retains voting control of the Shareholder Owned Shares so Transferred or (y) such transferee agrees in writing reasonably satisfactory to the Parent to be bound and subject to the terms and provisions of this Agreement, (iii) Transfers to a third party if the transferee agrees in writing reasonably satisfactory to the Parent to be bound and subject to the terms and provisions of this Agreement, and (iv) Transfers to the Company in such amounts as are necessary to satisfy the withholding taxes due in respect of settlement of stock options or stock grants.  In the event that any Shareholder effects a Permitted Transfer (other than a Permitted Transfer described in clause (iv) of the immediately preceding sentence), including in connection with a Shareholder Owned Shares Proposal (subject to compliance with Section 3.3(b)), such Shareholder shall promptly (and in any event within 24 hours after consummation thereof) notify Parent of the consummation of such Permitted Transfer and the material details thereof, including the identity of the acquiror, the price, and the date of transfer, and shall provide evidence reasonably satisfactory to Parent that such Transfer is a Permitted Transfer (including providing, if required pursuant to the terms hereof, an agreement in writing reasonably satisfactory to the Parent that the transferee agrees to be bound and subject to the terms and provisions of this Agreement).

(b)        Any Transfer in violation of Section 3.1(a) shall be void.  Each Shareholder agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of its Shareholder

Owned Shares and that this Agreement places limits on the voting of its Shareholder Owned Shares.

(c)        Prior to the termination of this Agreement in accordance with its terms, in the event that a Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of Company Common Stock or other voting interests with respect to the Company, such Shareholder shall notify Parent promptly of such acquisition. Such shares of Company Common Stock or voting interests shall, without further action of the parties, be deemed Shareholder Owned Shares and subject to the provisions of this Agreement, and the number of shares of Company Common Stock held by such Shareholder set forth on Schedule A hereto will be deemed amended accordingly and such shares of Company Common Stock or voting interests shall automatically become subject to the terms of this Agreement.

(d)        Prior to the termination of this Agreement in accordance with its terms, each Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, join or voluntarily aid any Action in law or in equity, in any court or before any Government, which alleges that the execution and delivery of the Merger Agreement by the Company, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof or which otherwise challenges the Merger Agreement.

Section 3.2       Dividends, Distributions, Etc. in Respect of Shareholder Owned Shares.  In the event of a stock dividend or stock distribution, or any change in the Company Stock by reason of any stock dividend or stock distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shareholder Owned Shares” shall be deemed to refer to and include the Shareholder Owned Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Shareholder Owned Shares may be changed or exchanged or which are received in such transaction.

Section 3.3       No Shop.

(a)        Each Shareholder agrees that (i) it is a director or officer of the Company and (ii) in such capacity, it is subject to the restrictions of Section 5.3 of the Merger Agreement.

(b)        Each Shareholder agrees that it shall promptly (and in any event within 24 hours after receipt with respect to a Shareholder Owned Shares Proposal) notify Parent in writing of the receipt of a Shareholder Owned Shares Proposal by such Shareholder or any of its Representatives.  Such Shareholder shall promptly (and in any event within 24 hours after receipt) provide Parent with (i) an unredacted copy of such Shareholder Owned Shares Proposal made in writing that was provided to such Shareholder or any of its Representatives or (ii) a written summary of the material terms of any such Shareholder Owned Shares Proposal not made in writing (including the identity of the Person proposing such Shareholder Owned Shares Proposal).  Such

Shareholder shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, discussions or negotiations regarding any and all Shareholder Owned Shares Proposals, including the material terms thereof (and any material amendments and supplements thereto), and shall provide Parent with unredacted copies of all written amendments or supplements thereto (or, if oral, a written summary of any such amendments or supplements).  Further, upon the request of Parent, such Shareholder shall reasonably apprise Parent of the status of such Shareholder Owned Shares Proposals (including with respect to discussions and negotiations thereof).  Each Shareholder agrees and acknowledges that, notwithstanding the receipt of any such Shareholder Owned Shares Proposal, such Shareholder shall be subject in all respects to the provisions of this Agreement, including the restrictions set forth in Section 3.1 hereof.  For the avoidance of doubt,  a Permitted Transfer initiated by a Shareholder in compliance with Section 3.1(a) hereof (including the notice requirements therein) shall not be deemed to be a Shareholder Owned Shares Proposal subject to this Section 3.3(b).

(c)        Each Shareholder agrees that it will promptly inform its Representatives and its Affiliates’ Representatives of the obligations undertaken in this Article III.

(d)        Notwithstanding any provision in this Agreement to the contrary, the Shareholders enter into the agreements and understandings herein solely in their capacity as the beneficial owners of the Shareholder Owned Shares, and nothing herein shall limit or affect any actions taken by any Shareholder (or Representative of a Shareholder, as applicable) in such Shareholder’s (or Representative’s, as applicable) capacity as an officer or director of the Company.

Section 3.4       Certain Provisions.

(a)        Notwithstanding anything to the contrary in this Article III, no provision of this Article III shall prohibit, limit or otherwise restrict a Shareholder (or Representative of a Shareholder, as applicable) in such Shareholder’s (or Representative’s, as applicable) capacity as a director or officer of the Company.  Notwithstanding anything to the contrary in this Agreement, the restrictions in this Article III shall terminate and be of no further force and effect upon the termination of this Agreement or the consummation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

Section 4.1       Corporate Organization.  Each such Shareholder that is an entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation

Section 4.2       Authority Relative to This Agreement; Power; Binding Obligations.

(a)        Each Shareholder that is an entity has the requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the consummation by each such Shareholder that is an entity of the transactions contemplated hereby have been duly and validly authorized by the board of directors, general partner or similar governing body of such Shareholder, and no other corporate or similar proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each such Shareholder that is an entity and, assuming that this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)        Each such Shareholder that is an individual has full legal power and capacity to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by each such individual Shareholder and, assuming that this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3       No Conflicts.  None of the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of any such Shareholder that is an entity, (ii) require any Governmental Authorization other than such filings or notices, if any, as may be required under applicable securities laws, (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of such Shareholder (including its Shareholder Owned Shares) pursuant to, any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder (including its Shareholder Owned Shares) is bound or affected, or (iv) violate any Order or Law applicable to such Shareholder or any of such Shareholder’s properties or assets (including its Shareholder Owned Shares), except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement.

Section 4.4       Ownership of Shares.  Such Shareholder is the record and beneficial owner of, and has good and valid title to, the Shareholder Owned Shares identified on Schedule A for such Shareholder, free and clear of Encumbrances other than as created by this Agreement. Such Shareholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

Section 4.5       No Ownership of Other Company Securities.  As of the date hereof, other than the Shareholder Owned Shares identified on Schedule A for such Shareholder, such Shareholder does not own beneficially or of record any Company Securities.

Section 4.6       No Other Restrictions, Contracts Relating to Voting or Transfer, or Proxies.  The Shareholder Owned Shares identified on Schedule A for such Shareholder are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Shareholder Owned Shares. Such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Shareholder Owned Shares, except as contemplated by this Agreement.

Section 4.7       Litigation.  There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party (including the Shareholder) of its obligations under this Agreement.

Section 4.8       Reliance by Parent.  Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the accuracy of the representations and warranties of such Shareholder contained herein.  The Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Shareholders as follows:

Section 5.1       Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 5.2       Authority Relative to This Agreement.  Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding agreement of the Shareholders, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3       No Conflicts.  None of the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof, shall (i) conflict with or result in any breach of the Restated Certificate of Incorporation or the Amended and Restated By-Laws of Parent; (ii) require any Governmental Authorization; (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent pursuant to, any Contract to which such Shareholder is a party or by which Parent or any property or asset of Parent is bound or affected, or (iv) violate any Order or Law applicable to Parent, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1       Termination.

(a)        Subject to Section 6.1(b), this Agreement shall terminate and none of Parent or any Shareholder shall have any rights or obligations hereunder upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of

Parent and such Shareholder, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time of the Merger.

(b)        Notwithstanding Section 6.1(a), (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement, and (ii) Section 7.6 through Section 7.17, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1       Publication.  The Shareholders hereby permit Parent to publish and disclose in the Proxy Statement, Other Filings and all documents and schedules filed with the SEC, and any other filing with a Government that may be reasonably necessary, their identity and ownership of shares of Company Stock and the nature of their commitments, arrangements and understandings pursuant to this Agreement. In furtherance of the foregoing, to the extent not provided by the Company, the Shareholders shall promptly provide such other information with respect to the Shareholders' ownership of Company Stock reasonably requested by Parent that Parent reasonably determines is required for inclusion in any such filings, documents or schedules.

Section 7.2       Appraisal Rights.  To the extent permitted by applicable Law, each Shareholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that it may have under applicable Law.

Section 7.3       Further Actions.   Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts from time to time to execute and deliver such further instruments of assignment, transfer, conveyance, endorsement and other documents and to take or cause to be taken all such further actions as may be reasonably required to carry out the intent of the parties in this Agreement.

Section 7.4       Amendment and Waiver.

(a)        No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

(b)        No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy.  No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.5       Counterparts.   This Agreement may be executed in several counterparts (including by facsimile or .pdf), each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of one or more signature pages relating to this Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms hereof.

Section 7.6       Governing Law.  This Agreement and any Legal Proceeding relating to or arising out of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.7       Jurisdiction; Enforcement; Waiver of Jury Trial.

(a)        In any Legal Proceeding among or between or brought by any of the parties in respect of the interpretation and enforcement of the provisions of this Agreement or any matter relating to or arising out of this Agreement or the transactions contemplated hereby, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the New York State Supreme Court located in New York, New York (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the Southern District) (the “Chosen Courts”); (b) hereby waives and agrees that it will not attempt to deny or defeat such jurisdiction of the Chosen Courts by motion or other request for leave from such courts; and (c) irrevocably agrees that it will not bring any such Legal Proceeding in any court other than the Chosen Courts.  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 7.8 hereof shall be effective service of process for any such Legal Proceeding.

(b)        EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER

VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7(B).

Section 7.8       Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (New York time) along with transmittal via another method (other than email) specified herein, when transmitted; (c) if sent by email on a day other than a business day and along with transmittal via another method (other than email), or if sent by email after 5:00 p.m. (New York time), on the next business day; (d) if sent by registered, certified or first class mail, the third (3rd) business day after being sent; (e) if sent by overnight delivery via a national courier service, one (1) business days after being delivered to such courier for delivery; (f) if sent on a business day by facsimile (with a confirmation of transmission) before 5:00 p.m. (New York time), when transmitted, otherwise the next business day; in each case to the street address, email address or facsimile address set forth beneath the name of such party below (or to such other street address or email address as such party shall have specified in a written notice given to the other parties hereto pursuant to this Section 7.8):

If to Parent:

ANVC Holding Inc.
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue
New York, NY 10022
Attn:     Hugh Evans
Joe Benavides
Facsimile No.:  (212) 688-9411

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attn:  Kenneth M. Wolff
Facsimile No.:  (212) 735-2000

If to the Shareholders:

To the addresses listed on Schedule A, as applicable

With a copy (which shall not constitute notice) to:

Bond, Schoeneck & King, PLLC
One Lincoln Center

Syracuse, New York, 13202
Attn:   Courtney A. Wellar
Facsimile No.:  (315) 218-8100

Section 7.9       Entire Agreement; Assignment.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned, by operation of law or otherwise, by any of the parties without prior written consent of the other parties, and any attempt to do so will be void, except that Parent may make any such assignment  to any direct or indirect wholly owned subsidiary of Parent or to an entity under common control with Parent.

Section 7.10     Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person that is not a party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement,.  This Agreement is intended to create a contractual relationship between each Shareholder, on the one hand, and Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.  Without limiting the generality of the foregoing, none of the Shareholders or Parent, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with Parent or any other shareholder of the Company.

Section 7.11     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.12     Certain Interpretations.  For purposes of this Agreement:

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, and the any gender shall include the feminine, masculine and neuter genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)        The parties have jointly participated in the draft of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Unless otherwise expressly indicated or the context otherwise requires: (i) any reference in this Agreement to any contract, agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such contract, agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  All Exhibits and Schedules attached to this Agreement or referred to herein are incorporated by reference in, and made a part of, this Agreement as if fully set forth herein.

(e)        The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)         References to “party” or “parties” mean Parent and each of the Shareholders.

(g)        All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” (as such term is defined in the Merger Agreement).

(h)        No summary of this Agreement or any exhibit or schedule delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such exhibit or schedule.

Section 7.13     Fees and Expenses.  Except as otherwise expressly provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.14     Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shareholder Owned Shares.  All rights, ownership and economic benefits of and relating to the Shareholder Owned Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct the Shareholders in the voting or disposition of any of the Shareholder Owned Shares, except as otherwise provided in this Agreement.

Section 7.15     Capacity as a Shareholder.  The Shareholders do not make any agreement or understanding herein in their capacity as being a director, officer and/or representative of the Company.  The Shareholders make their agreements and understandings herein solely in their capacities as the record holder and beneficial owner of the Shareholder Owned Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken in their capacity as being a director, officer and/or representative of the Company.

Section 7.16     Counsel. Each of the parties to this Agreement hereby acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.

Section 7.17     Several Liability.  The Shareholders are entering into this Agreement severally and not jointly.  No Shareholder shall be liable for a breach of any representation, warranty or covenant in this Agreement by another Shareholder.

[signature page follows]

IN WITNESS WHEREOF, Parent and each Shareholder has caused this Agreement to be duly executed as of the day and year first above written.

ANVC HOLDING CORP.

By:	/s/ Hugh D. Evans
	Name:	Hugh D. Evans
	Title:	Vice president

[Signature Page to Voting Agreement]

By:	/s/ Mark P. Burdick
Name: Mark P. Burdick

[Signature Page to Voting Agreement]

By:	/s/ Lawrence A. Sala
Name: Lawrence A. Sala

[Signature Page to Voting Agreement]

By:	/s/ Carl W. Gerst
Name: Carl W. Gerst

[Signature Page to Voting Agreement]

By:	/s/ Matthew S. Robison
Name: Matthew S. Robison

[Signature Page to Voting Agreement]

By:	/s/ John L. Smucker
Name: John L. Smucker

[Signature Page to Voting Agreement]

By:	/s/ Gert R. Thygesen
Name: Gert R. Thygesen

[Signature Page to Voting Agreement]

By:	/s/ Timothy P. Ross
Name: Timothy P. Ross

[Signature Page to Voting Agreement]

By:	/s/ Dale F. Eck
Name: Dale F. Eck

[Signature Page to Voting Agreement]

By:	/s/ George A. Blanton
Name: George A. Blanton

[Signature Page to Voting Agreement]

By:	/s/ James G. Gould
Name: James G. Gould

[Signature Page to Voting Agreement]

Schedule A

Shareholder	Number of Shareholder Owned Shares held by Shareholder1	Address
Lawrence A. Sala	645,433	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
George A. Blanton	62,763	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Mark P. Burdick	119,727	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Timothy P. Ross	129,885	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Gert R. Thygesen	153,233	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Dale F. Eck	57,877	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Carl W. Gerst, Jr.	410,801	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
James G. Gould	52,321	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
Matthew S. Robison	30,931	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
John L. Smucker	31,613	c/o Anaren, Inc. 6635 Kirkville Rd Syracuse, New York 13057
___________________________
1
The noted Shareholder Owned Shares for each Shareholder may include outstanding stock options. In the event that a Shareholder does not exercise some or all of his stock options prior to the Company Shareholder Meeting, then such shares of Company Common Stock underlying such unexercised options shall not be subject to Section 2.1 and 2.2 of this Agreement.